Exhibit 99.1

REPUBLIC SERVICES INCREASES INVESTMENT IN ROMEO POWER AS PARTIES EXPLORE STRATEGIC ALLIANCE; TIM STUART, REPUBLIC’S CHIEF OPERATING OFFICER, TO JOIN ROMEO POWER BOARD

LOS ANGELES, CA (November 10, 2020) – Romeo Systems, Inc. (“Romeo Power”), a leader in designing and manufacturing lithium-ion battery modules and packs for commercial electric vehicles, announced today that Republic Services, Inc. (“Republic Services”) (NYSE: RSG), a leader in recycling and solid waste solutions, has exercised its option to acquire additional shares of Class A common stock in RMG Acquisition Corp. (“RMG”) (NYSE: RMG), representing less than 5% of the currently outstanding shares of RMG . RMG, a special purpose acquisition company, previously announced a definitive agreement for a business combination that would result in Romeo Power becoming a publicly listed company. Republic Services is the second largest recycling and waste disposal company in the United States, with a fleet of more than 16,000 vehicles. Romeo Power and Republic Services continue to actively work on establishing a strategic alliance to support Republic’s comprehensive electrification and sustainability goals and strategy.

In addition, Tim Stuart, Chief Operating Officer of Republic Services, will join the Board of Directors of Romeo Power upon Romeo Power’s planned business combination with RMG. “Republic Services is excited to increase our investment in and strengthen our partnership with Romeo Power,” commented Tim Stuart. “The establishment of a strategic alliance is an important component of our fleet electrification strategy and will help drive responsible growth and value creation.”

“We are thrilled to further strengthen our relationship with Republic Services. The company is an incredibly well respected organization with a bold sustainability platform, and we appreciate their vote of confidence in our business,” remarked Lionel Selwood, Jr., Chief Executive Officer of Romeo Power. “Tim Stuart’s expertise in corporate strategy and operations will help Romeo Power expand its electrification technology into waste disposal and other markets.”

Through its industry leading technology and energy dense battery packs, Romeo Power enables large-scale sustainable transportation by delivering safer, longer lasting batteries with shorter charge times. The company has a 7 GWh-capable manufacturing facility in Los Angeles, California. Its core product offering is focused on the battery electric vehicle medium duty short haul and heavy duty long haul trucking markets. The merger between Romeo Power and RMG is expected to close later this year and will result in shares of Romeo Power listing on the New York Stock Exchange under the ticker “RMO.”

About Romeo Power

Romeo Power, founded in 2016 in California by Michael Patterson, is an industry leading energy technology company focused on designing and manufacturing lithium-ion battery modules and packs for commercial electric vehicles. Through its energy dense battery modules and packs, Romeo Power enables large-scale sustainable transportation by delivering safer, longer lasting batteries with shorter charge times. With greater energy density, Romeo Power is able to create lightweight and efficient solutions that deliver superior performance, and provide improved acceleration, range, safety and durability. Romeo Power’s modules and packs are customizable and scalable, and they are optimized by its proprietary battery management system. The company has approximately 100 employees and more than 60 battery-specific engineers and a 113,000 square foot manufacturing facility in Los Angeles, California with key battery development capabilities performed in-house. On October 5, 2020, Romeo Power and RMG Acquisition Corp. (“RMG”) (NYSE: RMG), a special purpose acquisition company, announced a definitive agreement for a business combination that would result in Romeo Power becoming a publicly listed company. Upon closing of the transaction, the combined company will be named Romeo Power, Inc. and is expected to remain listed on the NYSE and trade under the new ticker symbol “RMO.” For additional information on Romeo Power, please visit https://romeopower.com

About RMG Acquisition Corp.

RMG Acquisition Corp (NYSE: RMG) is a special purpose acquisition company whose management and board has deep experience in power, renewable energy, environmental services, energy technology and corporate governance. RMG’s team includes top level executives from Goldman Sachs, Carlyle Group, Cogentrix Energy, Deloitte & Touché, Access Industries, Calpine Corporation and Riverside Management Group.

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About Republic Services, Inc.

Republic Services, Inc. is an industry leader in U.S. recycling and non-hazardous solid waste disposal. Through its subsidiaries, Republic's collection companies, transfer stations, recycling centers, landfills and environmental services provide effective solutions to make responsible recycling and waste disposal effortless for its customers across the country. Its 36,000 employees are committed to providing a superior experience while fostering a sustainable Blue Planet® for future generations to enjoy a cleaner, safer and healthier world. For more information, visit RepublicServices.com, or follow the company at Facebook.com/RepublicServices, @RepublicService on Twitter and @republic services on Instagram.

Contacts:

Romeo Power

For Investors

ICR, Inc.

RomeoPowerIR@icrinc.com

For Media

ICR, Inc.

RomeoPowerPR@icrinc.com

Republic Services, Inc.

For Investors

Stacey Mathews

Vice President, Investor Relations

investor@republicservices.com

(480) 718-6548

For Media

Donna Egan

Media Relations

media@republicservices.com

(480) 757-9748

RMG Acquisition Corp.

Philip Kassin

Chief Operating Officer

pkassin@rmginvestments.com

212-785-2579

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